SCHEDULE 13D/A
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                               (Amendment No. 10)


                                 AMDOCS LIMITED
     ----------------------------------------------------------------------
                                (Name of Issuer)

                     Ordinary Shares, par value (pound)0.01
     ----------------------------------------------------------------------
                         (Title of Class of Securities)


                                   G02602 10 3
     ----------------------------------------------------------------------
                                 (Cusip Number)

                                Wayne Wirtz, Esq.
                             SBC Communications Inc.
                                175 East Houston
                              San Antonio, TX 78205
                                 (210) 351-3736
     ----------------------------------------------------------------------
                (Name and Address, and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                               September 24, 2004
     ----------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].
                         (continued on following pages)
                              (Page 1 of 11 Pages)

-------------------------------------------------------------------------------
CUSIP NO. G02602 10 3              13D/A                      Page 2 of 11 Pages

-- -------------------------------------- --------------------------------------
1       NAME OF REPORTING PERSON                         SBC COMMUNICATIONS INC.
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON             43-1301883
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [   ]
                                                                       (b) [   ]
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       SOURCE OF FUNDS                                                       AF
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
        IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                           [  ]
--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION                            Delaware
--------------------------------------------------------------------------------
       NUMBER OF         7     SOLE VOTING POWER                               0
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
       REPORTING
        PERSON
         WITH
--------------------------------------------------------------------------------
                         8     SHARED VOTING POWER                    12,747,698

--------------------------------------------------------------------------------
                         9     SOLE DISPOSITIVE POWER                          0

--------------------------------------------------------------------------------
                         10    SHARED DISPOSITIVE POWER               12,747,698

--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON                                     12,747,698

--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN
         ROW (11) EXCLUDES CERTAIN SHARES                                  [   ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)               6.2%

--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON                                             HC

--------------------------------------------------------------------------------

-- -------------------------------------- --------------------------------------
CUSIP NO. G02602 10 3              13D/A                      Page 3 of 11 Pages

-- -------------------------------------- --------------------------------------
1       NAME OF REPORTING PERSON                         SBC INTERNATIONAL, INC.
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON             43-1380735
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [   ]
                                                                       (b) [   ]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS                                                       WC

--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
        IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                           [  ]

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION                            Delaware

--------------------------------------------------------------------------------
       NUMBER OF         7     SOLE VOTING POWER                               0
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
       REPORTING
        PERSON
         WITH

--------------------------------------------------------------------------------
                         8     SHARED VOTING POWER                    12,747,698

--------------------------------------------------------------------------------
                         9     SOLE DISPOSITIVE POWER                          0

--------------------------------------------------------------------------------
                         10    SHARED DISPOSITIVE POWER               12,747,698

--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON                                    12,747,698

--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN
          ROW (11) EXCLUDES CERTAIN SHARES                                 [   ]

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                6.2%

--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON                                            CO

--------------------------------------------------------------------------------

-- -------------------------------------- --------------------------------------
CUSIP NO. G02602 10 3                 13D/A                   Page 4 of 11 Pages

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON                        SBC OPTION DELIVERY, LLC
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [   ]
                                                                       (b) [   ]

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS                                                       WC

--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
        IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                           [  ]

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION                            Delaware
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
       NUMBER OF          7     SOLE VOTING POWER                              0
         SHARES
      BENEFICIALLY
        OWNED BY
          EACH
       REPORTING
         PERSON
          WITH

--------------------------------------------------------------------------------
                          8     SHARED VOTING POWER                    5,195,823

--------------------------------------------------------------------------------
                          9     SOLE DISPOSITIVE POWER                         0

--------------------------------------------------------------------------------
                          10    SHARED DISPOSITIVE POWER               5,195,823

--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON                                      5,195,823

--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN
         ROW (11) EXCLUDES CERTAIN SHARES                                  [   ]

--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)               2.5%

--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON                                             CO

--------------------------------------------------------------------------------

                                                              Page 5 of 11 Pages


                        AMENDMENT NO. 10 TO SCHEDULE 13D
                           RELATING TO ORDINARY SHARES
                                OF AMDOCS LIMITED


     This statement on Schedule 13D filed on February 22, 2000 (the "Original 13D"), as amended by Amendment No. 1 filed on February 22, 2001, Amendment No. 2 filed on February 27, 2001, Amendment No. 3 filed on June 21, 2001, Amendment No. 4 filed on December 7, 2001, Amendment No. 5 filed on December 7, 2001, Amendment No. 6 filed on January 31, 2002, Amendment No. 7 filed on September 9, 2002, Amendment No. 8 filed on November 14, 2002, and Amendment No. 9 filed on June 17, 2004, by SBC Communications Inc. ("SBC") is hereby further amended to report the disposition of shares of Amdocs Limited (the "Company").

Item 1.  Security and Issuer

     This statement relates to the Ordinary Shares, par value (pound)0.01 (the "Shares"), of Amdocs Limited, a company organized under the laws of the Island of Guernsey. The Shares trade on the New York Stock Exchange under the symbol "DOX". The principal executive office of the Company is Suite 5, Tower Hill House Le Bordage, St. Peter Port, Island of Guernsey, GY1 3QT Channel Islands.
Item 2.  Identity and Background

(c) The name, and principal occupations of each executive officer and director of SBC, SBC International, Inc. ("SBCI"), and SBC Hedging Management, LLC (as manager of SBC Option Delivery, LLC ("SBCO")) are set forth in Exhibits I, 2 and 3 hereto, respectively, and incorporated herein by reference. The principal business address for the named individuals on Exhibits 1, 2 and 3 is 175 E. Houston, San Antonio, Texas, 78205, USA.

Item 4.  Purpose of Transaction

         On September 24, 2004, SBCO sold 2,400,000 Shares through open market sales.

                                                              Page 6 of 11 Pages


Item 5.       Interest in Securities of the Issuer

(a) SBCI, a wholly-owned subsidiary of SBC, beneficially owns 12,747,698 Shares representing 6.2% of the outstanding ordinary Shares class. SBCO, a wholly-owned subsidiary of SBCI, beneficially owns 5,195,823 Shares representing 2.5% of the outstanding ordinary Shares class. As of June 30, 2004, the capital structure of the Company consists of 206,135,000 Shares (according to Form 6-K filed by the Company on August 13, 2004). SBC possesses ultimate beneficial ownership of the reported Shares by virtue of its ownership of SBCI and SBCO.

(b)      SBCI beneficial ownership interest:
              Percent of class..............................................6.2%
              Sole power to vote or to direct the vote..................0 Shares
              Shared power to vote or to direct the vote.......12,747,698 Shares
              Sole power to dispose or to direct the disposition of.....0 Shares
              Shared power to dispose or direct the
                        disposition of.........................12,747,698 Shares


         SBCO beneficial ownership interest1:
              Percent of class..............................................2.5%
              Sole power to vote or to direct the vote..................0 Shares
              Shared power to vote or to direct the vote........5,195,823 Shares
              Sole power to dispose or to direct the disposition of.....0 Shares
              Shared power to dispose or direct the
                        disposition of..........................5,195,823 Shares

         1 Each of SBC and SBCI has ultimate control over these Shares by virtue of their ownership of SBCO.

(c) During the last sixty days, SBCO disposed of Shares as follows:

--------------------------------------------------------------------------------
Transaction Date     Type of Transaction     Number of Shares      Average Price
                                                                     Per Share
--------------------------------------------------------------------------------
  09/24/04            Open Market Sales          2,400,000             $22.79
--------------------------------------------------------------------------------


(d) None.

(e) Not applicable.

                                                              Page 7 of 11 Pages

Item 7.  Material to be Filed as Exhibits

Exhibit No.   Description

1        Directors and Executive Officers of SBC Communications Inc.

2        Directors and Executive Officers of SBC International, Inc.

3 Directors and Executive Officers of SBC Hedging Management, LLC (as manager of SBC Option Delivery, LLC)

                                                              Page 8 of 11 Pages


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                   SBC COMMUNICATIONS INC.



Dated:  September 27, 2004         By:   /s/ James S. Kahan
                                          James S. Kahan
                                          Senior Executive Vice President -
                                          Corporate Development

                                   SBC INTERNATIONAL, INC.



Dated:  September 27, 2004         By:   /s/ James S. Kahan
                                          James S. Kahan
                                          Executive Vice President - Development


                                    SBC OPTION DELIVERY, LLC

                                    By SBC Hedging Management, LLC
                                    Manager of SBC Option Delivery, LLC



Dated:  September 27, 2004         By:   /s/ Hal E. Rainbolt
                                          Hal E. Rainbolt
                                          Director, SBC Hedging Management, LLC